Exhibit 99.1 STOCK PURCHASE AND SALE AGREEMENT By and Among TEMPRESS HOLDINGS B.V. R2D INGENIERIE SAS and THE SHAREHOLDERS OF R2D INGENIERIE SAS Dated as of October 8, 2007

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Form of Lease Agreement

Exhibit B	Form of Employment Agreement

Exhibit C	Employees who shall enter into Employment Agreements

Exhibit D	Escrow Agreement

Exhibit E	Pro Rata Payment Percentages

Exhibit F	Form of Opinion of Counsel for the Company

Exhibit G	Form of Share Transfer Forms

Exhibit H	Form of Tax Forms

Exhibit I	Form of Acknowledgment of Intellectual Property Rights Assignment

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STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 8, 2007, is made by and among TEMPRESS HOLDINGS B.V., a limited liability company formed under the laws of the Netherlands (“Buyer”); R2D INGENIERIE SAS, a Montpellier, France simplified joint stock company (the “Company”); and the undersigned shareholders/beneficiaries of such shareholders of the Company (each a “Shareholder” and, collectively, the “Shareholders”). Buyer, the Company and the Shareholders are sometimes collectively referred to herein as the “parties.”

RECITALS

WHEREAS the Shareholders collectively own, of record and beneficially, 120,000 shares of stock, par value 1 Euro, of the Company (the “Company Stock”);

WHEREAS, the shares of the Company Stock referred to in the preceding recital constitute all of the issued and outstanding capital stock of the Company;

WHEREAS, the Shareholders desire to sell the Company Stock to Buyer, and Buyer desires to purchase the Company Stock from the Shareholders, all on the terms and subject to the conditions set forth in this Agreement (the “Transaction”);

WHEREAS, all annexes, disclosure schedules, exhibits and other attachments hereto are incorporated herein by reference and, taken together with this Agreement, including the foregoing Recitals, shall constitute but a single agreement;

WHEREAS, the parties wish to set forth certain other agreements among them.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a) “Accounts Payable” means all trade accounts payable of the Company determined in accordance with French GAAP and reflected on the books and records of the Company, but excluding any other accrued liabilities.

     (b) “Accounts Receivable” means all accounts receivable of the Company determined in accordance with French GAAP and reflected on the books and records of the Company.

     (c) “Affiliate” of any entity means any Person, directly or indirectly controlling, controlled by or under common control with such entity, and includes (without limitation) any Person who is an officer, director or employee of such entity. As used in this definition,

“controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any Person who is a natural person, “Affiliates” of any Person shall mean such Person’s spouse, children, grandchildren, brothers, sisters or parents and any trust the beneficiaries of which are such Person, his or her spouse, children, grandchildren or parents.

     (d) “Authority” means any federal, state, local or foreign government department, administrative or regulatory agency, authority, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction over the Company.

     (e) “Business” means any business or aspect or segment in which the Company or its direct or indirect subsidiaries or Affiliates is engaged as of the date hereof, including but not limited to the semiconductor and solar manufacturing automation industry and any business, or aspect or segment, other than the Business, in which the Company or its direct or indirect subsidiaries or Affiliates may, at any time, be engaged.

     (f) “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Paris, France.

     (g) “Buyer Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Buyer in connection with the transactions contemplated hereby.

     (h) “Collective Bargaining Agreements” means any agreement with any union, or other collective agreements, by which the Company is bound, and all related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with unions or bargaining agents for any employees of the Company which impose any obligations upon the Company or set out the understanding of the parties to the collective agreements with respect to the meaning of any provisions of such collective agreements.

     (i) “Company Debt” means, without duplication, (i) all indebtedness of the Company for borrowed money (including overdrafts and outstanding checks); (ii) all obligations of the Company for the deferred purchase price of property or services in connection with installment purchases or other similar financing transactions (excluding trade accounts payable and accrued expenses and taxes incurred or accrued in the ordinary course of business and consistent with past practice); (iii) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of the Company as lessee under leases that have been or should have been, in accordance with French GAAP, recorded as capital leases; (v) all debt of Shareholders of the type referred to in clauses (i) through (iv) above which is directly or indirectly in any manner guaranteed by the Company; (vi) all accrued but unpaid interest (or interest equivalent) to the date of determination, in each case, as at the date of determination; and (vii) prepayment or similar penalties and expenses which would be payable if such indebtedness were paid in full as of the date of determination.

     (j) “Customer” means each customer that paid the Company in the aggregate more than €10,000 during the 12-month period ended on the date hereof.

     (k) “Escrow Agent” shall mean Taylor Wessing.

     (l) “Escrow Agreement” shall mean that certain Escrow Agreement to be entered into among Buyer, the Company, each of the Shareholders and the Escrow Agent, in the form of Exhibit D attached hereto, and including that certain Letter Agreement, entered into among the Buyer and each of the Shareholders.

     (m) “Fraud”: means an intentional false representation of a matter of fact, whether by words or by conduct, by false or misleading statements, or by concealment of that which should have been disclosed, which deceives and is intended to deceive the other party, which induces the other party to act to its own injury.

     (n) “Hazardous Substance” means any hazardous or toxic substance or waste, pollutant or contaminant including petroleum products, asbestos, PCBs and radioactive materials.

     (o) “Hazardous Waste” means any waste described in Article L541-1 of the Environmental Code of France.

     (p) “Inventory” means, with respect to the Company, all merchandise and all goods, components, materials and sub-assemblies, in all stages of production, from raw materials through work-in-process to finished goods.

     (q) “Knowledge of the Company” means the actual knowledge of each of the Shareholders in the ordinary course of business with respect to the matter in question.

     (r) “Labor Laws” means all Laws and orders governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health.

     (s) “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Authority.

     (t) “Lien” means (i) in respect of any asset other than a security, any lien, charge, claim, security interest, conditional sale agreement, mortgage, security agreement, option, pledge or other encumbrance of any nature whatsoever and (ii) in respect of any security, any of the foregoing and, in addition, any adverse claim or restriction on voting.

     (u) “Material Adverse Effect” means any effect or change that is or would be materially adverse to the business, assets, financial condition, operations, operating results or business of the Company, taken as a whole, but excluding any change or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company, (b) national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon France, (c) general financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on a securities exchange for a period in excess of three hours), (d) changes in Laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (e) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, so long as in the case of clauses (a), (b) and (c), such changes or effects do not adversely affect the Company in a materially disproportionate manner relative to similarly situated participants in the industries in which it operates.

     (v) “Person” means an individual, a corporation, a joint venture, a limited liability company, a partnership, an association, a trust or other entity or organization, including an Authority.

     (w) “Release” means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, abandoning, leaching, dumping or allowing the escape of any Hazardous Substance.

     (x) “Pro Rata Payment Percentage” means with respect to each Shareholder the percentage set forth on Exhibit E.

     (y) “Shareholder Agreements” means any Shareholder Agreements set forth on Schedule 3.3.

     (z) “Shareholder Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Shareholder or any Affiliate of any Shareholder in connection with the transactions contemplated hereby.

     (aa) “Supplier” means any supplier that the Company has paid in the aggregate more than €10,000 during the 12-month period ended on the date hereof.

     (bb) “Tax Authority” means any taxing authority of France and any other state, local or foreign agency, department or organization responsible for the administration of Taxes.

     (cc) “Tax Code” means the national tax code of France and any other local tax statutes, codes or ordinances applicable to the Company or the Transaction.

     (dd) “Taxes” means any province, state, local, French and foreign income, payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), unemployment compensation, disability, transfer, registration, value-added, alternative or add-on minimum, estimated, capital stock and franchise, goods and services, health, social services and education taxes; all customs, import and export taxes or duties; and any other tax of any kind whatsoever, including interest, penalties, additions to tax and fines on any of the foregoing, whether or not disputed.

     (ee) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (ff) “Voting Agreements” means any Voting Agreements set forth on Schedule 3.3.

     1.2 Index of Other Definitions. The following terms are defined in this Agreement in the Sections indicated below:

Term	Section
Agreement	Preamble
Buyer	Preamble
Company	Preamble
Shareholders	Preamble
Company Stock	Recitals
Transaction	Recitals
Closing	2.2
Closing Date	2.2
Purchase Price	2.4
Escrow Amount	2.4(b)
Closing Date Balance Sheet	2.7
Shareholders’ Report	2.8(a)
Shareholders’ Accountants	2.8(a)
Settlement Accountants	2.8(b)
Lease Agreement	2.10(a)(vi)
Shareholders Employee/Officer Agreements	2.10(a)(vii)
Employment Agreements	2.10(a)(viii)
Subsidiary	3.2
Historical Financial Statements	3.6(a)
Interim Financial Statements	3.6(a)
Financial Statements	3.6(a)
Affiliate Loans	3.11
Material Contracts	3.13
Permits	3.14(a)
Real Estate	3.15(a)
Environmental Laws	3.15(a)(i)
Environmental Permits	3.15(a)(ii)
Real Properties	3.18(a)
Leases	3.18(b)
Owned Real Property	3.18(c)
Leased Real Property	3.18(c)
Minerals	3.18(c)(v)
Owned IP Rights	3.24(a)
Licensed IP Rights	3.24(c)
IP Rights	3.24(d)
Trade Secrets	3.24(i)

Term	Section
Company Software	3.24(j)
Proprietary Company Software	3.24(k)
Plan(s)	3.25(a)
Benefit Plans	3.25(a)
Warranty	3.31(a)
Continuation Period	5.12(b)
Damages	7.2(a)(ii)
Indemnified Party	7.2(b)(i)
Indemnifying Party	7.2(b)(i)
Third Party Claim	7.2(b)(i)
Litigation Conditions	7.2(b)(i)
Surviving Representations	7.2(b)(vii)

     1.3 Usage.

     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

          (i) the singular number includes the plural number and vice versa;

          (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (iii) reference to any gender includes each other gender;

          (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

          (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (vii) “or” is used in the inclusive sense of “and/or”;

          (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

          (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     (b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II

THE TRANSACTIONS

     2.1 The Transactions and the Effective Date. The Shareholders collectively own 100% of the issued and outstanding Company Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Shareholders, all of the Company Stock, free and clear of all Liens. The Effective Date of this Agreement and the Transaction shall be October 1, 2007.

     2.2 Closing. The closing of the Transaction (the “Closing”) shall take place at the date of this Agreement (the “Closing Date”), subject in all respects to the provisions hereof, including the satisfaction (or waiver, as applicable) of each of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof and full payment of the Purchase Price.

     2.3 Company Stock Certificates. The Shareholders shall deliver to Buyer on the Closing Date, the updated share transfer register of the Company (the “Share Transfer Register”) and the updated Shareholders’ accounts (the “Shareholders’ Accounts”) evidencing that the shares representing the Company Stock are free and clear of all Liens and are transferred, as of the Closing, to Buyer.

     2.4 Payment of Purchase Price. In addition to the repayment of the Affiliate Loan described in Section 2.6, as payment in full for the Company Stock being acquired by Buyer hereunder, Buyer shall pay, in the manner set forth in this Section 2.4, an amount equal to the sum of Four Million Two Hundred Eighty Five Thousand Three Hundred and Thirty-Two Euros (€4,285,332) as follows:

     (a) Subject to Section 2.6 hereof, on the Closing Date, Buyer shall deliver to the Shareholders, by wire transfer of immediately available funds to a bank account designated by the Shareholders, Two Million Nine Hundred Ten Thousand Three Hundred Thirty-Two Euros (€2,910,332).

     (b) On the Closing Date, Buyer shall deliver to the Escrow Agent, the sum of One Million Three Hundred Seventy-Five Thousand Euros (€1,375,000) by wire transfer of immediately available funds (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Agreement shall include, without limitation, provisions regarding the payment to the Shareholders (in accordance with their Pro Rata Payment Percentage) of the balance of the Escrow Amount as provided in Section 2.5 below.

     (c) In the hypothesis where part or the totality of the Escrow Amount is not paid to the Shareholders for any reason whatsoever, its is agreed between the Parties that the balance of the Escrow Amount not paid to the Shareholders will be considered as a reduction of the Purchase Price.

     2.5 Disbursement of Escrow Amount. The Escrow Amount shall be disbursed in the following manner, at the following times and in the following amounts:

     (a) On the first business day following the first anniversary of the Closing Date, an amount to the Shareholders equal to Two Hundred Twenty-Five Thousand Euros (€225,000) minus the sum of (i) any amounts paid to the Buyer from the Escrow Amount as provided in Section 2.8(b), (ii) the amount of all Damages paid to Buyer pursuant to Section 7.2 on or prior to the first anniversary of the Closing Date, and (iii) the amount of Damages subject to unresolved claims made by Buyer pursuant to and in accordance with Section 7.2 on or prior to the first anniversary of the Closing Date.

     (b) The balance of the Escrow Amount shall be disbursed in accordance with the Escrow Agreement.

     2.6 Repayment of Affiliate Loans. On the Closing Date, the Buyer shall deliver to the Company, and the Company shall immediately deliver to the Shareholders, by wire transfer of immediately available funds to a bank account designated by the Shareholders, Seven Hundred Fourteen Thousand Six Hundred and Sixty-Eight Euros (€714,668) as repayment in full of the Affiliate Loans set forth on Schedule 3.11.

     2.7 Closing Date Balance Sheet. As soon as practical (and in no event later than ninety (90) days after the Closing Date), Buyer shall cause to be prepared and delivered to the Shareholders a balance sheet for the Company dated as of the Closing Date (the “Closing Date Balance Sheet”).

     2.8 Intentionally Omitted.

     2.9 Shareholder Release. In consideration for the agreement and covenants of Buyer set forth in this Agreement, each Shareholder and each of its Affiliates hereby knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer, the Company, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (a) any claims against Buyer or any of its Affiliates (other than the Company) unrelated in any way to the Company or (b) any claims against Buyer arising under this Agreement, any Shareholder Ancillary Document or any Buyer Ancillary Document.

     2.10 Other Deliveries.

     (a) At the Closing, the Shareholders shall deliver, or cause to be delivered, to Buyer the following:

          (i) Intentionally omitted;

          (ii) the Share Transfer Register and Shareholders’ Accounts described in Section 2.3

          (iii) Intentionally Omitted;

          (iv) a registration certificate and a non-bankruptcy certificate of the Company, delivered by the French commercial court of Montpellier, dated not more than five (5) Business Days before the Closing Date;

          (v) the organizational record books, minute books and corporate seal of the Company;

          (vi) the lease agreement, by and among the Shareholders and the Company, effective as of the Effective Date and in substantially the form of Exhibit A (the “Lease Agreement”), for the Real Property used by the Company prior to the Closing;

          (vii) the employment agreements entered into by each of Zineb Di Cesare and Robert Di Cesare, effective as of the Effective Date and in substantially the form of Exhibit B (each, an “Employment Agreement”);

          (viii) all of the Company Software, together with the source codes and commercially adequate security for the Company Software;

          (ix) all accounting records, accounting software, and related documents;

          (x) the assignment and assumption agreements for all Intellectual Property, owned or used by the Company, including, without limitation, assignment of all Intellectual Property owned or registered (in any country) to any Shareholder, effective as of the Effective Date and in substantially the form of Exhibit I (the “Intellectual Property Assignment Agreement”);

          (xi) the share transfer forms (the “Transfer Forms”) duly completed and signed by each Shareholder in the form of Exhibit G;

          (xii) the tax forms (the “Tax Forms”) duly completed and signed by each Shareholder in the form of Exhibit H;

          (xiii) the Escrow Agreement and the Letter Agreement, effective as of the Effective Date; and

          (xiv) all other documents required to be entered into by the Company or the Shareholders pursuant hereto or reasonably requested by Buyer to convey the shares of Company Stock to Buyer or to otherwise consummate the transactions contemplated hereby.

     (b) At the Closing, Buyer shall deliver, or caused to be delivered to the Shareholders the following:

          (i) Intentionally omitted;

          (ii) the Purchase Price, paid in accordance with Section 2.4;

          (iii) Intentionally omitted

          (iv) all other documents required to be entered into by Buyer at or prior to the Closing pursuant hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

Except as disclosed to Buyer in the Disclosure Schedules delivered in connection with this Agreement, the Shareholders represent and warrant to Buyer that the representations and warranties set forth in this Article III are true and correct on the date hereof and shall be true and correct on the Closing Date. Notwithstanding the foregoing, any matter disclosed in any particular section of the Disclosure Schedules shall be deemed to be disclosed in reference to any other section of the Disclosure Schedules only if the relevance of such information to such other Disclosure Schedule is reasonably apparent on its face.

     3.1 Organization and Good Standing. The Company is a simplified joint stock company duly organized, validly existing and in good standing under the laws of France. The Company has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted. Schedule 3.1 hereto lists all the jurisdictions in which the Company is qualified to do business, which constitute all of the jurisdictions in which such qualification is required by the ownership or use of the properties owned or used by it or the nature of the activities conducted by it, except where the failure to be so qualified would not, and would not reasonably be expected to, individually or in the aggregate, require payment by or a loss to either the Company of more than €10,000. The Company is in good standing under the laws of each jurisdiction listed on Schedule 3.1. All of the registers, account books and corporate documents of the Company have been and continue to be regularly maintained and give a true and accurate account of its activity as required by legislation or regulations applicable or by internal rules.

     3.2 Subsidiaries and Other Businesses. The Company does not have any subsidiaries. “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or for which the Company has the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies for such Person. The Company has not owned, in the past ten (10) years prior to the date hereof, nor does it currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

     3.3 Capitalization and Ownership. The share capital of the Company consists solely of 120,000 shares of stock, par value 1 Euro per share. The Company Stock is owned beneficially and of record by the Shareholders in the amounts set forth on Schedule 3.3 and constitutes one hundred percent (100%) of the issued and outstanding capital stock of the Company. All of the outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of Company Stock were issued in compliance with all applicable French Laws. None of the outstanding securities of the Company have been issued in violation of any pre-emptive rights, rights of first refusal or similar rights applicable to the Company. No contract, commitment or undertaking of any kind has been made for the issuance of additional shares of capital stock or other securities of the Company, nor is there in effect or outstanding any subscription, option, warrant or other right to acquire any shares of capital stock of the Company or other instruments convertible into or exchangeable for such shares. There are no outstanding contracts or other agreements of the Company, the Shareholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the Company Stock. There are no stock plans or similar rights with respect to the Company. There are no voting agreements or other contracts, agreements or arrangements restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Company, except for such agreements that will be terminated prior to the Closing or are otherwise set forth on Schedule 3.3. Upon delivery of the Company Stock to Buyer pursuant to the provisions of this Agreement, Buyer will acquire good, valid and marketable title to the Company Stock, free and clear of any and all Liens. There are no declared dividends or accrued but unpaid dividends (whether or not declared) in respect of the capital stock of the Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including options, warrants or debt convertible into shares, options or warrants) of the Company has given rise to any claim or action by any Person that is enforceable against the Company, the Shareholders or Buyer, and no fact or circumstance exists that could give rise to any such right, claim or action.

     3.4 Authorization and Enforceability. The Company has full power and authority to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     3.5 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by the Company will not: (a) contravene any provision of the articles of association or other organizational documents of the Company; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien of any nature whatsoever upon any assets of the Company or give to others any interests or rights therein under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which the Company is a party or by which the Company or any of their respective assets may be bound or affected, or (c) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any applicable Law.

     3.6 Financial Statements.

     (a) Schedule 3.6 contains the following: consolidated balance sheets, statements of income and retained earnings and statements of cash flows as of, and for the fiscal years ended December 31, 2006 and 2005, respectively (the “Historical Financial Statements”), and unaudited consolidated balance sheets, statements of income and retained earnings and statements of cash flows as of and for the six-month period from January 1, 2007 through June 30, 2007 (the “Interim Financial Statements”). The Historical Financial Statements and Interim Financial Statements included in Schedule 3.6 hereto are sometimes collectively referred to herein as the “Financial Statements.”

     (b) Each of the Financial Statements (including the related notes and schedules) is true, complete and correct in all material respects, is consistent with the books and records of the Company and is in accordance with French GAAP and fairly presents the Company’s financial condition, results of operations, changes in cash flow, assets, liabilities and retained earnings as of their respective dates and the statements of income, and retained earnings and statements of cash flows for the periods related thereto, subject in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnote disclosure. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external statutory purposes in accordance with French GAAP.

     (c) All transactions conducted by the Company have been duly recorded in its books and accounting registers and there are no present or anticipated debts, obligations or undertakings on behalf of the Company as at June 30, 2007 which are not reflected in the Financial Statements, which have not been referred to in this Agreement or its Schedules or which have not arisen in the ordinary course of business since the date as at which the said accounts have been prepared.

     3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company does not have any material liability of any nature, whether due or to become due, absolute, contingent or otherwise, except: (a) to the extent fully reflected as a liability on the Interim Financial Statements; or (b) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2007 that are consistent in character and amount with those incurred in the past and that are fully reflected as liabilities on the Company’s books of account.

     3.8 No Material Adverse Changes. Except as set forth on Schedule 3.8, since December 31, 2006, the Company has conducted its business only in the ordinary course consistent with past practice, and there has been no event, circumstance or development that has had or would reasonably be expected to have a Material Adverse Effect.

     3.9 Taxes.

     (a) The Company has: (i) timely filed all required Tax Returns; (ii) timely paid in full all Taxes due and owing by the Company, whether or not shown on any Tax Return; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns have been prepared in accordance with all applicable Laws and requirements, accurately reflect the taxable income (or other measure of Tax base) of the Company and are true, accurate, and complete in all material respects. The Company did not contract any obligation that could be analyzed as an “abnormal management decision” by the French tax authorities. All Taxes that the Company is required by Law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority. The accruals for Taxes contained in the Interim Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the date of the Interim Financial Statements and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of the Company for periods ending after the date of the Interim Financial Statements have been paid or are adequately reserved against on the Company’s consolidated books of account as of the Closing Date. Neither the Company is currently the beneficiary of any extension of time within which to file any Tax Return. The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax.

     (b) There are no proposed assessments of Taxes against the Company, or proposed adjustments to any Tax Returns filed, which are pending against the Company. The returns, reports or forms related to Taxes filed by or with respect to the Company are not being examined by, and no written or oral notification of intention to examine has been received from, any Tax Authority. No currently pending issues have been raised with the Company or any of the Shareholders in writing by any Tax Authority. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the Knowledge the Company, threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Tax Authority. Except as set forth on Schedule 3.9(b)(A), the Company has not, at any time since January 1, 2000 been audited by any Tax Authority. Schedule 3.9(b)(B) hereto lists all jurisdictions in which the Company has filed Tax Returns since January 1, 2000. No claim has been made by a Tax Authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction and, to the Knowledge of the Company, no basis exists for such a claim. Except as set forth on Schedule 3.9(b)(A), there are no requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company, or any other matter pending between the Company and any Tax Authority. There are no Liens for Taxes outstanding (other than Liens for Taxes that are not yet due and payable) or, to the Knowledge of the Company, threatened.

     (c) The Company has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of all tax returns of the Company (or for the portion thereof that relates to the Company) for each of the fiscal years ended December 31, 2000 through 2006 have been delivered to Buyer.

     (d) The Company has not: (i) filed any consent agreement with any Tax Authority; (ii) applied for a ruling concerning Taxes from any Tax Authority; (iii) entered into a closing agreement concerning Taxes with any Tax Authority; (iv) executed a waiver or consent extending any statute of limitation for the assessment of any Tax liability that remains outstanding; or (v) granted a power of attorney with respect to any Tax matter that has continuing effect. All accounting periods and methods used by the Company are permissible periods and methods, and neither the Company is required to make any adjustments under the Tax Code (or any comparable provision of local Law) by reason of a change of accounting method. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (e) The Company has duly and timely withheld from any amount paid or credited by it to, or for the account or benefit of, any person or entity, including without limitation any of their respective employees, officers and directors and any non-residents, the amount of Taxes and all other deductions required to be withheld and/or remitted to any Tax Authority.

     (f) All Taxes in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid prior to the Closing Date, or an adequate reserve has been established as of 31 December 2006, and the Company does not have any material liability for Taxes in excess of the amounts so paid or reserves established.

     (g) The company is able to provide all documents required by French law to support its accounts and tax returns (notably original of invoices, justifications of exports and intra-EU deliveries).

     3.10 Inventory. All of the Inventories of the Company reflected on the Financial Statements, and all Inventories acquired since the date of such Financial Statements, are valued on the Company’s books of account as of June 30, 2007 at the lower of cost (last invoice cost) or market. All of the Inventories as of the date hereof and on the Closing Date as will be reflected on the Final Closing Date Balance Sheet are sufficient for the operation of the Company’s business in the ordinary course of business consistent with past practice. No previously sold Inventory is subject to returns materially in excess of those historically experienced by the Company.

     3.11 Notes, Accounts Receivable and Accounts Payable. All notes receivable and notes payable (the “Affiliate Loans”) of the Company owing by or to any director, officer, employee or Affiliate of the Company or by or to any Shareholder have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof or shall have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the Closing Date. Schedule 3.11 sets forth a true, correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof. All of the Accounts Receivable of the Company reflected on the Interim Financial Statements and all Accounts Receivable arising or existing after the date of such Interim Financial Statements represent amounts receivable for services actually provided (or, in the case of non-trade accounts represent amounts receivable in respect of other bona fide business transactions), have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due by the last day of the month immediately following the month in which billed. All such Accounts Receivable are fully collectible in the normal and ordinary course of business and are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, except to the extent of a reserve in an aggregate amount not in excess of the reserve for doubtful accounts reflected on the Interim Financial Statements. The Company has not factored any of its Accounts Receivables. All of the Accounts Payable reflected on the Interim Financial Statements or in existence as of the Closing Date accurately reflect all amounts owed by the Company with respect to trade accounts and other payables and accrued expenses and have arisen from bona fide transactions in the ordinary course.

     3.12 No Pending Litigation or Proceedings. Except as specifically disclosed on Schedule 3.12 hereto, (i) there are no actions, suits, investigations or proceedings pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets or operations before or involving any court, arbitrator or Authority; and (ii) there are currently no outstanding judgments, decrees or orders of any court, arbitrator or Authority against or affecting the Company, the business of the Company or any of its assets or operations. None of the items disclosed on Schedule 3.12 has had, or if finally determined adversely would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.12, the Company has no exposure to any actions, suits, investigation, claims or proceedings alleging injury or damage due either to defects in design, manufacture and/or warning or to any negligence arising from the aforementioned activities, for any product sold by the Company.

     3.13 Contracts; Compliance. Schedule 3.13(A) hereto contains a true, correct and complete list of the following contracts in effect as of the date hereof (the “Material Contracts”):

     (a) all commitments and agreements (oral or written) for the purchase of any materials or supplies that involve an expenditure by the Company of more than €500 for any one contract;

     (b) all leases for real estate, equipment and all other rental agreements pursuant to which the Company is either lessor or lessee;

     (c) all notes, mortgages, indentures, security interests, bonds, debentures, loans, lines of credit and other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances, and any guaranty of any of the foregoing to which the Company is a party;

     (d) all other orders, leases, commitments, licenses, agreements, permits and instruments (oral or written) to which the Company is a party or by which it or its properties are bound that require payment by the Company of more than €500 or that may not be terminated without penalty within three (3) months after the Closing Date;

     (e) all agreements with customers or otherwise, including without limitation, purchase orders, that involve a payment to the Company of more than €500;

     (f) all employment and consulting agreements to which the Company is a party;

     (g) all union or other collective bargaining agreements to which the Company is a party;

     (h) all sales agency, manufacturer’s representative and distributorship agreements or other distribution or commission arrangements to which the Company is a party;

     (i) all partnership or joint venture agreements to which the Company is a party;

     (j) all contracts or options relating to the sale or purchase by the Company of any asset or capital stock of any Person, or a merger, consolidation, business combination or similar extraordinary transaction, other than sales of Inventory in the ordinary course of business consistent with past practice;

     (k) all agreements or commitments for capital expenditures by the Company in excess of €1,000 for any single project or €10,000 in the aggregate;

     (l) agreements, contracts or commitments for any charitable or political contribution in excess of €500 for any single contribution or €1,000 in the aggregate;

     (m) all agreements containing any covenant restricting the freedom of the Company or any officers or key employees of the Company to compete in any line of business or area with any Person;

     (n) all agreements containing any covenant providing for an exclusive relationship between the Company and any Person;

     (o) all contracts to which the Company is a party that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

     (p) all contracts and agreements to which the Company is a party, or by which the Company or any property of any thereof is subject, for the cleanup, abatement or other actions in connection with any Hazardous Substance, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

     (q) all contracts and agreements to which the Company is a party that grant to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

     (r) all contracts and agreements to which the Company is a party that provide for the granting or receiving of a license, sublicense or franchise or under which the Company is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

     (s) all contracts, licenses and agreements to which the Company is a party (i) with respect to IP Rights licensed or transferred to any third party (other than end-user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any IP Rights to the Company;

     (t) all contracts providing for the indemnification or holding harmless of any officer, director, or employee of the Company;

     (u) all outstanding powers of attorney empowering any Person to act on behalf of the Company; and

     (v) any agreement (A) involving an annual commitment or annual payment to or from the Company of more than €1,000 individually or (B) that is material to the Company, taken as a whole.

True and complete copies of the Material Contracts have been delivered to Buyer prior to the date hereof. Correct and complete copies of all standard form sales orders, sales invoices and purchase orders used by the Company have been delivered or made available to Buyer prior to the date hereof.

All Material Contracts to which the Company is a party or by which such entity is bound are legal, compliant with all compulsory rules of French law which may be applicable to them, valid, binding and in full force and effect and are enforceable in accordance with their respective terms with respect to the Company, and, to the Knowledge of the Company, each other party to such Material Contracts, except that such enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies. The Company, and, to the Knowledge of the Company, each other party to such Material Contracts has complied in all material respects with the provisions thereof, and is not in default in any material respect under any of the terms thereof, and, to the Knowledge of the Company, no event has occurred that with the passage of time or the giving of notice or both would constitute such a default. Except as specifically set forth in Schedule 3.13(B), neither the Company has received any written claim from any other party to any Material Contract that the Company has breached any obligations to be performed by it thereunder to date, or is otherwise in default or delinquent in performance thereunder. Schedule 3.13(A) identifies with an asterisk each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. The Company is not participating in any discussions or negotiations regarding modification of, or amendment to, any Material Contract or entry into any new material contract applicable to either Company or the real or personal property of the Company, other than purchase orders with customers or suppliers entered into in the ordinary course of business.

     3.14 Compliance With Laws.

     (a) Except as set forth on Schedule 3.14(a), the Company is in compliance (and has been at all times during the past five (5) years) in all material respects with all notifications, permits (including environmental, construction and operation permits), franchises, certificates, licenses, approvals, exemptions, classifications, registrations and other similar documents and authorizations (collectively, the “Permits”) required under all applicable Laws in connection with its business;

     (b) Schedule 3.14(b) contains a complete and correct list of all Permits held by the Company; each such Permit is valid, binding and in full force and effect; and the Company is in compliance in all material respects with the terms and conditions thereof;

     (c) To the Knowledge of the Company, the Company has conducted at all times during the past five (5) years and is now conducting its business in compliance in all material respects with all applicable domestic and foreign Laws; except as set forth on Schedule 3.14(c), the Company has taken all necessary action to maintain each Permit, except where the failure to so act shall not have an adverse effect on the Company or its operations; and except as set forth on Schedule 3.14(c), no loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term);

     (d) The Company does not have a reasonable basis for believing that any Permit, not presently possessed by the Company, is required under applicable Law to conduct the Company’s business; and

     (e) Except as set forth on Schedule 3.14(e), as of the date hereof, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Company, threatened by any Authority: (i) with respect to any alleged violation by the Company of any Law; or (ii) with respect to any alleged failure by the Company to have any Permit required in connection with the conduct of its business.

     3.15 Environmental Matters.

     (a) For the purpose of this Section 3.15, “Real Estate” shall mean “Real Properties” as defined in Section 3.18 hereof together with any other property ever owned, leased, operated or occupied by the Company with respect to the business now or formerly conducted by the Company.

          (i) The Company has complied in all material respects with and is not in violation in any material respect of any Law, relating to the environment, and public health and safety and employee health and safety as affected by environmental matters, including those relating to Hazardous Substances (“Environmental Laws”).

          (ii) The Company holds and is in compliance in all material respects with all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws (“Environmental Permits”), and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits are listed on Schedule 3.15(a) hereto. The Company has made or will make before the Closing Date timely application for renewals of all such Environmental Permits for which Environmental Laws require that applications must be filed on or before the Closing Date, as applicable, to maintain the Environmental Permits in full force and effect.

          (iii) As of the date hereof, no notice, citation, complaint, summons, order or penalty has been issued or received, no complaint has been filed, no penalty has been assessed and, to the Knowledge of the Company, no investigation or review is pending or threatened by any governmental or other entity: (a) with respect to any alleged violation by the Company, with respect to the operations of the Company of any Environmental Law; or (b) with respect to any alleged failure by the Company to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by or on behalf of the Company.

          (iv) As of the date hereof, the Company has not received any request for information, notice of claim, demand, order or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

          (v) Neither the Company nor any Affiliate of the Company has used, generated, treated, stored for more than 180 days, recycled or disposed of any Hazardous Waste on the Real Estate, nor, to the Knowledge of the Company, has anyone else treated, stored for more than 180 days, recycled or disposed of any Hazardous Waste on the Real Estate.

          (vi) No polychlorinated biphenyls, asbestos-containing materials or underground storage tanks, active or abandoned, to the Knowledge of the Company, are present; nor have any of the above been installed, used or closed by any Shareholder or the Company at any Real Estate.

          (vii) No Hazardous Waste generated by the Company has been recycled, treated, stored, disposed of or transported by any entity other than those listed on Schedule 3.15 hereto.

          (viii) No Hazardous Substance managed by the Company has come to be located at any site which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims.

          (ix) No Hazardous Substance has been Released at, on, about or under or is present in any Real Estate when owned, occupied operated or leased by the Company; nor at any other time.

          (x) As of the date hereof, (i) no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf the Company or in relation to the Real Estate; and (ii) no such property is listed or proposed for listing on any list of sites requiring investigation or clean-up.

          (xi) As of the date hereof, there are no environmental Liens on any Real Estate and no governmental actions have been taken or are in process or pending which could subject any of such properties to such Liens.

          (xii) No deed or other instrument of conveyance of real property to the Company with respect to Real Estate contains a notice or restriction relating to the actual or suspected presence of Hazardous Substances.

     (b) Except as set forth on Schedule 3.15(b), as of the date hereof, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted on behalf of the Company or otherwise in the possession of the Company in relation to any Real Estate or business now or previously owned, operated, or leased by the Company.

     3.16 Consents. Except as set forth on Schedule 3.16, no consent, approval or authorization of, or registration or filing with, any Person, including any Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.17 Personal Property. The Company has good, marketable and valid title to all of its tangible personal property and assets reflected on the Interim Financial Statements (except those disposed of in the ordinary course of business since the date of the Interim Financial Statements) and all tangible personal property and assets acquired since the date of the Interim Financial Statements, free and clear of any Lien except: (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company taken as a whole; (b) Liens for current Taxes not yet due and payable and (c) Liens set forth on Schedule 3.17(A). All tangible personal property and assets having a book value in excess of €500 and in the possession of the Company on the date hereof, including that which is consigned or leased to the Company, are listed on Schedule 3.17(B) hereto. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases, personal property of employees or as specifically set forth on Schedule 3.17(C). Except as set forth on Schedule 3.17(D), since December 31, 2006, the Company has not sold, transferred or disposed of any assets having a book value in excess of €5,000 individually or €10,000 in the aggregate, other than sales of inventory in the ordinary course of business. The assets of the Company immediately following the Closing will constitute all of the assets necessary and sufficient to conduct the operations of the business of the Company in the ordinary course and consistent with past practice.

     3.18 Real Estate.

     (a) Schedule 3.18(a)(A) hereto contains a true, correct and complete list of all real properties now leased, subleased, operated or otherwise occupied by the Company (collectively, the “Real Properties”). The Company is not the owner of any Real Properties. No other Person has any oral or written right, agreement or option to lease, sublease or otherwise occupy all or any portion of such Real Properties. As of the date hereof, the Company has not received any written or oral notice for assessment for public improvements against any of the Real Properties that remains unpaid and, to the Knowledge of the Company no such assessment has been proposed. Except as set forth on Schedule 3.18(a)(B), as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to the Knowledge of the Company, no such proceeding is contemplated.

     (b) Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed on Schedule 3.18(a)(A) hereto have previously been delivered to Buyer (collectively, the “Leases”). The Company has not assigned any of its rights under any Leases. The Leases are in full force and effect and constitute binding obligations of the Company and the other parties thereto and (i) there are no defaults in any material respect thereunder by the Company or, to the Knowledge of the Company, by any other party thereto, and (ii) no event has occurred which with notice, lapse of time, or both would constitute such a default by the Company or, to the Knowledge of the Company, by any other party thereto.

     (c) (i) Except as set forth on Schedule 3.18(c)(i), the Company has good, marketable and insurable legal and equitable leasehold title to the property leased pursuant to the Leases (the “Leased Real Property”), in all cases, free and clear of any and all Liens, exceptions, items, encumbrances, easements, restrictions and other matters either of record or, to the Knowledge of the Company, not of record which, either individually or in the aggregate, could prohibit or adversely interfere with Buyer’s use of such property. No material default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Real Properties.

          (ii) None of the Real Properties are in violation of any applicable Laws.

          (iii) All utilities, including, without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by Law or necessary for the operation of the Real Properties (A) are installed, connected and operating, in good condition, and in compliance with all applicable Laws, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (B) are adequate (in both quality and quantity) to service the Real Properties for their respective use in the business as presently conducted thereon.

          (iv) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Real Properties on behalf of the Company have been, or will as of the Closing Date be, fully paid or accrued, if billed, and no one is entitled to claim a lien under any legislation for such work performed by or on behalf of the Company. Any such accounts that have not been billed as of the Closing Date will be accurately reflected on the books of account of the Company.

          (v) The Company has not conveyed or leased any rights in the oil, gas or other mineral rights with respect to the Real Properties (collectively, the “Minerals”). To the Knowledge of the Company, there is no person or entity that has any claim or other right to the Minerals.

          (vi) There are no material defects in or material damage to the improvements located on the Real Properties, including the roof, structure, soil, elevators, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust systems and their component parts, or other improvements on or forming a part of the Real Properties, all of which have been constructed in a good and workmanlike manner and are suitable for the purposes for which they are presently being used. As of the date hereof, neither the Shareholders nor the Company has received any notification of, nor does the Company have Knowledge of, any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations.

          (vii) Schedule 3.18(a)(A) hereto contains a true and correct list of the current expiration date and rent payable under each of the Leases.

          (viii) The Real Properties constitute all of the real property utilized by the Company in the operation of its business.

     3.19 Transactions with Shareholders or Affiliates. Except as set forth on Schedule 3.19, no Shareholder or any of that Shareholder’s Affiliates: (i) has borrowed money from or loaned money to the Company which remains outstanding; (ii) is a party to or has any interest in any Material Contracts or other arrangements relating to the business of the Company to which the Company is a party or to which the Company or any assets used in their business may be subject; or (iii) except as set forth in Schedule 3.19, has any material interest in any material property, real or personal, tangible or intangible, used in the business of the Company, except, in each case for the rights of that Shareholder as a holder of Company Stock. Since June 30, 2007 there have not been any dividends paid or other distributions made to the Shareholders or any Affiliate.

     3.20 Condition of Assets. The buildings, machinery, equipment, tools, furniture, improvements and other assets of the Company, including those reflected on the Interim Financial Statements, are (a) in operating condition and repair, reasonable wear and tear excepted and (b) suitable for the purposes for which they are presently used in the conduct of its business. There are no deferred capital maintenance requirements

     3.21 Compensation Arrangements; Bank Accounts; Officers and Directors. Schedule 3.21 hereto includes Form DADS and DADSII for the year ended December 31, 2006, and an addition schedule containing the following information for 2007 through September 30, 2007:

     (a) the names, current job title and current annual salary, including any bonus, if applicable, of the 15 present officers, employees and independent contractors of the Company who have the highest total compensation or current annual salary, including any promised, expected or customary bonus in 2007, together with a statement of the full amount of all remuneration expected to be paid to each such person during 2007;

     (b) the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto;

     (c) the names and titles of all directors and officers of the Company; and

     3.22 Labor Relations. Except as set forth on Schedule 3.22, since July 1, 2004, (a) no employee nor any independent contractor of the Company is or has been represented by any union or other labor organization nor are there or have there been any Collective Bargaining Agreements in respect of any employee of the Company; (b) there has been no unfair labor practice charge filed or, to the Knowledge of the Company, threatened against the Company;

(c) there has been no labor strike, dispute, slow down or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or its employees; (d) no labor grievance has been filed or is pending; (e) the Company has not experienced any work stoppage, dispute or controversy with any group of employees or any organizational activity; (f) there have been no outstanding labor tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any employees or dependent contractors of the Company, not already covered by a Collective Bargaining Agreement; (g) the Company has not been in default under any Collective Bargaining Agreement; (h) there have been no claims filed or, to the Knowledge of the Company, investigations initiated with or by any Authority alleging a violation by the Company of any Labor Laws; and (i) the Company has been in compliance with all applicable Labor Laws in all material respects, including, without limitation, with respect to working time regulations and grading of employees.

     3.23 Insurance. Attached hereto as Schedule 3.23(A) is a complete and correct list of all active policies of insurance of which the Company is the owner, insured or beneficiary, or covering any of its property, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, and expiration date. Schedule 3.23(B) hereto contains a list of any pending claims as of the date hereof under each of these or any predecessor insurance policies. All such policies are outstanding and in full force and effect as of the date hereof and the Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. There is no default by the Company with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid and overdue premiums under such policies. No notice of cancellation or non-renewal with respect to any such policy has been received by the Company. To the Knowledge of the Company, the Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. All products liability and general liability policies maintained by or for the benefit of the Company have been “occurrence” policies and not “claims made” policies.

     3.24 Patents and Intellectual Property Rights.

     (a) Schedule 3.24(a) hereto lists all patents, patent applications, inventions, formulae, technical information, research, data, concepts, methods, “know-how,” trade secrets, software, copyrights, trade/service marks, trade names, logos, commercial symbols, domain names and other intellectual property owned by the Company, whether registered or unregistered (collectively, the “Owned IP Rights”). The Company is the sole and exclusive owner of the Owned IP Rights.

     (b) All material registration, maintenance and renewal fees due and payable as of the Closing in connection with the Owned IP Rights have been paid and all necessary material documents and certificates in connection with the Owned IP Rights have been filed with the relevant patent, copyright, trademark or other authorities in France or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. Except as set forth in Schedule 3.24(b), there are no actions that are required to be taken by the

Company within 120 days of the date of this Agreement with respect to any of the Owned IP Rights.

     (c) Schedule 3.24(c) hereto lists all patents, patent applications, inventions, formulae, technical information, research, data, concepts, methods, “know-how,” trade secrets, software, copyrights, trade/service marks, trade names, logos, commercial symbols, domain names and other intellectual property held by, used by or licensed to the Company, whether registered or unregistered (collectively, the “Licensed IP Rights”). The Company has a valid right and license to use the Licensed IP Rights. Such Licensed IP Rights will not cease to be valid and binding and in full force and effect on terms substantially similar to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or material default under such agreement or otherwise give the other party to such agreement a right to terminate such agreement. Each such agreement will be enforceable by the Company surviving the consummation of the transactions contemplated by this Agreement without the consent or agreement of any other Person.

     (d) Except for such items specifically identified on Schedule 3.24(d), no intellectual property rights other than the Owned IP Rights and the Licensed IP Rights (collectively, the “IP Rights”) are required for the Company to conduct its business in the ordinary course consistent with past practice.

     (e) To the Knowledge of the Company, none of the IP Rights infringes (nor has any claim been made that any of them infringes) the patents, trademarks, copyrights or other rights of others.

     (f) Except as identified on Schedule 3.24(f), there is no license, settlement agreement, co-existence agreement or other agreement to which the Company is a party or to which it is legally bound relating to the Owned IP Rights and there are no restrictions or Liens relating to the Owned IP Rights, materially and adversely affecting the use by the Company and, after the Closing Date, the use by Buyer, of any of the Owned IP Rights.

     (g) Except as identified on Schedule 3.24(g), as of the date hereof, there is no pending claim, demand, litigation or other legal action with respect to any of the IP Rights, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which the Company is a party or of which any of them has Knowledge, which would prevent the Company, or after the Closing Date, Buyer, from using any of the IP Rights.

     (h) Except as identified on Schedule 3.24(h), to the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any of the IP Rights, and during such period the Company has not received any notices, correspondence or other communications regarding any such infringement, misappropriation or conflict with any IP Rights.

     (i) The Company has taken and will continue to take all reasonable measures to protect the secrecy, confidentiality and value or all trade secrets and confidential information included in the IP Rights (the “Trade Secrets”). The Company has not taken any action nor, to the Knowledge of Company, failed to take any action that directly or indirectly caused any Trade Secret to enter the public domain or in any way adversely affects its value.

     (j) To the Knowledge of the Company, the software (i) material to the operation of the business of the Company, including all computer software and databases operated by the Company on web sites or used by the Company in connection with processing client orders, storing client information, or storing or archiving data, or (ii) used, manufactured, distributed, sold, licensed or marketed by the Company (collectively, the “Company Software”) is free of all viruses, worms, Trojan horses and other contaminants, in each case that disrupt in any material respect its operation or have a materially adverse impact on the operation of other software programs or operating systems. None of the Company Software contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or does or may require disclosure or licensing of any such item of the Company Software or any other IP Rights owned by the Company.

     (k) The Company has all right, title and interest in and to the Company Software owned by the Company (the “Proprietary Company Software”), free and clear of all Liens. The Company has developed the Proprietary Company Software through its own efforts, as described in Section 3.24(m), and for its account. The use of the Proprietary Company Software does not breach any term of any license or other contract between the Company and any third party.

     (l) The Proprietary Company Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Proprietary Company Software has been maintained in confidence.

     (m) The Proprietary Company Software was: (i) developed by the Company’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Proprietary Company Software. Except as set forth on Schedule 3.24(m), the Company has not received notice from any third party claiming any right, title or interest in the Proprietary Company Software.

     (n) The Company has not granted rights in the Proprietary Company Software to any third party.

     3.25 Employee Benefits.

     (a) The only employee pension benefit plans, welfare benefit plans, stock option, stock purchase, vacation and holiday pay (including accrued holiday and vacation pay), educational benefits, bonus, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other retirement benefits, insurance benefits and fringe benefit plans and perquisites (collectively, “Plans” and, individually, “Plan”) presently maintained by or contributed to by the Company or with respect to which the Company has or may have any liability are those listed on Schedule 3.25(a) hereto (the “Benefit Plans”). The

Company has provided to Buyer a true and complete copy of each Benefit Plan, as well as the summary plan description and insurance policies with respect to each such Benefit Plan.

     (b) The Company and each of the Benefit Plans are in compliance in all material respects with the applicable provisions of the Tax Code and other Law applicable to the Benefit Plans. Each Benefit Plan has been timely amended to properly reflect the applicable provisions of the Tax Code.

     (c) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made will be properly accrued and reflected on the Final Closing Date Balance Sheet.

     (d) Except as indicated on Schedule 3.25(d) hereto, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

     (e) Each of the Benefit Plans has been administered at all times, and in all material respects, in accordance with its terms.

     (f) As of the date hereof, there are no pending investigations by any governmental agency involving the Benefit Plans and, to the Knowledge of the Company, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan. To the Knowledge of the Company, there are no facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

     (g) Neither the Company nor any Affiliate has incurred or, to the Knowledge of the Company, is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of either “Plan” or “Benefit Plan” hereunder but for the fact that such plan or arrangement was terminated or transferred before the date of this Agreement.

     (h) The Company does not maintain, contribute to or has or is likely to have any material liability with respect to, any pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan maintained outside the jurisdiction of France.

     (i) The Company has classified all individuals who perform or have performed services for it correctly under each Benefit Plan, the Tax Code and other applicable Law, as employees (full or part-time), independent contractors, or leased employees, and there is no action pending or threatened that challenges such classification.

     (j) Each Benefit Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without material liability to the Company and any such termination will not result in the imposition of any Tax.

     (k) No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due hereunder.

     (l) Adequate reserves will be included in the Final Closing Date Balance Sheet for any liability of the Company resulting from (a) any claims that are incurred but not reported as of the Closing Date under a Benefit Plan that provides health or other welfare benefits, and (b) vacation, sick pay or other paid time off that is either (i) accrued but unearned or (ii) earned but unused as of the Closing Date.

     3.26 Immigration. Except as set forth on Schedule 3.26, since July 1, 2003, there have been no pending or, to the Knowledge of the Company, threatened claims, controversies, disputes, causes of action, suits, judgments or other liabilities involving any immigration matters (including without limitation any violation or possible or alleged violation of applicable immigration Laws) related to, affecting or otherwise involving the Company, or its business.

     3.27 Brokers; Finders. Neither the Company, any Shareholder nor any Affiliate of any of them has employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission payable by the Company in connection with the transactions contemplated by this Agreement.

     3.28 Undisclosed Payments. Neither the Company nor any of its officers or directors, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company, other than any such payment that the Company categorized incorrectly in their respective books and records in a good faith attempt to categorize such payment in accordance with French GAAP.

     3.29 Customer and Supplier Relations. Schedule 3.29(a) contains a true, correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended June 30, 2007 and the names of each new Customer and Supplier since June 30, 2007. Except as set forth on Schedule 3.29(b), to the Knowledge of the Company, the Company maintains good relations with each of its Customers and Suppliers and no event has occurred that could materially and adversely affect the Company’s relations with any Customer or Supplier. Except as set forth on Schedule 3.29(c), no Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of its contracts with the Company or to decrease its usage or supply of the Company’s services or products of the business of the Company. Except as set forth on Schedule 3.29(d), to the Knowledge of the Company, no current Customer or Supplier intends to terminate or materially alter its business relations with either Company, either as a result of the transactions contemplated hereby or otherwise.

     3.30 Ethical Practices. Neither the Company nor, to the Knowledge of the Company, any representative thereof has offered or given, and to the Knowledge of the Company no Person has offered or given on its behalf, anything of value to: (i) any official of an Authority, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Authority or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Authority to affect or influence any act or decision of such Authority to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

     3.31 Product and Service Warranties and Guaranties.

     Except as set forth on Schedule 3.31, the Company does not make any express warranty or guaranty as to goods sold, or services provided by, the Company (a “Warranty”), and there is no pending or, to the Knowledge of any Shareholder, threatened claim alleging any breach of any Warranty. Except as set forth on Schedule 3.31 (attached to which are copies of all Warranties), the Company does not have any exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company, or (b) that would have an adverse effect on the Company or its operations.

     3.32 Shareholder Guarantees. Except as otherwise disclosed on Schedule 3.32, no Shareholder has guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.

     3.33 Ownership. Each Shareholder (a) is the sole beneficial and record owner of the Company Stock as set forth on Schedule 3.3 hereto and (b) has full legal right, power and authority to enter into this Agreement and each Shareholder Ancillary Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the sale of the Company Stock to Buyer, without the need of the consent of any other Person. Upon delivery of the Transfer Forms by each Shareholder pursuant to this Agreement, or such other documentary evidence reflecting the transfer of such Company Stock, Buyer will acquire good, valid and marketable title to such Company Stock, free and clear of any Lien, except for Liens that Buyer causes to be placed upon such assets.

     3.34 Shareholders’ Capacity. The execution, delivery and performance by each Shareholder of this Agreement and each Shareholder Ancillary Document and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of such Shareholder and no approval or consent of any other Person is required in connection therewith.

     3.35 Binding Effect. This Agreement has been, and the Shareholder Ancillary Documents shall be as of the Closing Date, duly executed and delivered by each Shareholder, and do or shall, as the case may be, constitute the valid and binding agreements of such Shareholder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

     3.36 Shareholder Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of each Shareholder, threatened against, relating to or involving such Shareholder which could reasonably be expected to adversely affect such Shareholder’s ability to consummate the transactions contemplated by this Agreement or any Shareholder Ancillary Document.

     3.37 Amounts Owed to Shareholders. The Company does not owe and is not obligated to pay any Shareholder any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the ordinary course of business consistent with past practice and except as set forth on Schedule 3.19.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders and the Company as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, United States of America. Buyer has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate its respective properties and assets as now owned, leased and operated and to carry on its respective business as now being conducted.

     4.2 Authorization and Enforceability. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer Ancillary Documents. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and, as of the Closing Date, the Buyer Ancillary Documents shall be, duly executed and delivered by Buyer and do or shall, as the case may be, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

     4.3 Brokerage. Buyer has not made any agreement or taken any other action that might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

     4.4 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the execution and delivery of the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms, conditions and provisions of this Agreement and the Buyer Ancillary Documents by Buyer will not: (a) contravene any provision of the amended and restated certificate of incorporation or bylaws of Buyer; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which Buyer is a party or by which its assets may be bound or affected; or (c) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any applicable Law.

     4.5 Consents. Except as disclosed on Schedule 4.5 hereto, no consent, approval or authorization of, or registration or filing with, any Person, including any Authority, is required solely as the result of the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby. This representation is not intended to, and shall not be deemed or otherwise construed, to cover any consents that are the subject of the representations set forth in Section 3.16 hereof.

     4.6 Financial Condition, etc. Buyer will have on the Closing Date and thereafter sufficient funds available to it to pay the Purchase Price and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V

CERTAIN OBLIGATIONS OF THE PARTIES

     5.1 Intentionally Omitted.

     5.2 Intentionally Omitted.

     5.3 Intentionally Omitted.

     5.4 Intentionally Omitted.

     5.5 Intentionally Omitted.

     5.6 Public Announcements. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public or employees, customers or suppliers (except to the respective directors or officers or as may be specifically required by applicable Law or administrative or legal process) without the prior written consent of the other party (which will not be unreasonably withheld or delayed).

     5.7 Intentionally Omitted.

     5.8 Intentionally Omitted.

     5.9 Resignations.

     (a) At the Closing, Zineb Di Cesare will deliver a written resignation letter from her corporate officer position with the Company, which resignation letter shall waive all claims against the Company, its officers, directors, managers, employees and representatives (and any and all claims against Buyer and its Affiliates and any of their officers, directors, managers, employees and representatives to the extent derived from any such claim) arising out of, relating to, or resulting from any cause whatsoever from the beginning of time to the Closing Date;

provided, however, that such release shall not cover any claims arising under this Agreement, Shareholder Ancillary Documents or Buyer Ancillary Documents.

     (b) The Shareholders will use their best efforts to deliver the written resignation letter of the statutory auditor of the Company at the Closing.

     (c) At the Closing, the Shareholders will each deliver documents satisfactory to the Buyer with respect to the term of their respective post-Closing employee positions. These documents shall be held in escrow by the law firm of Taylor Wessing until requested by the Buyer by written notice sent by registered mail.

     5.10 Company Records. Buyer agrees for a period of five (5) years subsequent to the Closing Date, upon reasonable request of any Shareholder, to make available to such Shareholder all information and statements in the Company’s possession with regard to periods prior to the Closing Date which may be reasonably required by the Shareholders.

     5.11 Tax Matters.

     (a) Cooperation. The Company, the Shareholders and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Shareholders may need access, from time to time, after the Closing Date, to accounting and Tax records and information held by the Company. Accordingly, the Shareholders, Buyer and the Company shall, (i) properly retain and maintain such records for each Tax period until the expiration of the statute of limitation of the applicable period, and (ii) allow the other party and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates reasonably acceptable to the parties, to inspect, review and make copies of such records as such other party may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense. The Shareholders further agree, upon request by Buyer, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer Tax and any similar tax imposed in any state or political subdivision), if any, shall be paid by Buyer, and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Shareholders will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

     5.12 Employee Matters; Benefit Plans.

     (a) The Closing shall not affect any individual’s status as an employee, officer or director of the Company except as provided in Section 5.9 or 5.12(d) hereof; provided, however,

that the foregoing shall not be deemed to diminish the rights of the Company as an employer after the Closing, it being understood, for example that Buyer shall have no obligation to the Shareholders regarding the continued employment of any employee, officer or director after the Closing.

     (b) For a period of one year following the Closing Date (the “Continuation Period”), Buyer shall cause the Company to provide employees of the Company as of the Closing Date with compensation and benefits that are comparable in the aggregate, determined on an individual basis, to the compensation and benefits provided to similarly situated employees of Buyer; provided, however, that nothing within this Agreement shall prevent the amendment or termination of any specific plan, program or arrangement or interfere with the Company’s right or obligation to make such changes as are necessary to comply with applicable Law; nor shall Buyer be prevented from promoting, demoting, terminating or taking any other action with respect to any employee of the Company.

     (c) To the extent applicable, before the Closing Date, the Shareholders shall cause the Company to take all actions required to make any amendments to the Benefit Plans required to comply with applicable Law for periods on or before the Closing Date.

     (d) The Shareholders shall use their best efforts to cause each of the employees of the Company and other persons identified on Exhibit C to enter into an Employment Agreement or a non-compete agreement, as the case may be, within three months following the Closing Date.

     (e) The Shareholders shall not make any communication to employees of the Company regarding any Benefit Plan maintained by Buyer or any of its Affiliates or regarding any compensation or benefits to be provided after the Closing Date without the prior written consent of Buyer.

     (f) Nothing in this Section 5.12 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Shareholders and Buyer.

     5.13 Affiliate Loans. The Shareholders shall cause all Affiliate Loans, if any, to have been paid in full prior to or at the Closing.

     5.14 Termination of Agreements Among Shareholders. The Shareholders shall take all actions necessary to terminate all Shareholder Agreements and Voting Agreements in a manner such that neither Buyer nor the Company has any liability under such agreements, which terminations shall be effective on or prior to the Closing.

ARTICLE VI

CONDITIONS TO THE CLOSING; TERMINATION

     6.1 Obligations of Seller prior to the Closing. Prior to the Closing Date, each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer’s sole discretion) shall be satisfied by Seller:

     (a) Performance of Agreements. The Shareholders and the Company shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing Date,.

     (b) Representations and Warranties. The representations and warranties of the Shareholders and the Company set forth in Article III shall have been true and correct in all material respects on the date when made and shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date shall be true and correct in all material respects on and as of such date, provided, however, that any representation or warranty of the Shareholders and the Company specifically qualified by materiality shall have been true and accurate in all respects as of such date.

     (c) Intentionally omitted.

     (d) Injunction; Litigation; Etc. No statute, rule or regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or adversely affect Buyer’s direct or indirect ownership of the Company or which would limit or adversely affect Buyer’s conduct of any of the businesses of the Company following the Closing, nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which: (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Buyer as a result of the transactions contemplated by this Agreement.

     (e) Required Consents. All statutory and regulatory consents and approvals which are required under the Laws or regulations of France and any other Authority shall have been obtained; and all other necessary written consents and approvals of third parties to the transactions contemplated hereby, including the written consents of the third parties to those Material Contracts marked with an asterisk on Schedule 3.13, shall have been obtained in form reasonably satisfactory to Buyer, and all such consents shall be in full force and effect on and following the Closing.

     (f) Resignations. Buyer shall have received the resignation of the President (Zineb Di Cesare), as contemplated by Section 5.9.

     (g) Benefit Plans and Labor Relations. Except as set forth on Schedule 6.1(h), the Shareholders and the Company shall have taken all reasonable action necessary to correct any compliance deficiencies properly identified to the Shareholders by Buyer with respect to a Benefit Plan or labor relations or employment matter, and provide evidence reasonably satisfactory to Buyer of such corrections.

     (h) Affiliate Loans. The Affiliate Loans shall have been paid in full or otherwise completely satisfied.

     (i) Ancillary Documents. The Shareholders shall have delivered, or caused to be delivered, to Buyer the documents listed in Section 2.10(a).

     (j) Termination of Agreements among Shareholders. The Shareholders shall have terminated any Shareholder Agreements and Voting Agreements and delivered to Buyer documentation reasonably satisfactory to Buyer evidencing such terminations.

     (k) Escrow Agreement. The Escrow Agent and the Shareholders shall have executed and delivered the Escrow Agreement to Buyer.

     6.2 Obligations of Buyer with respect to the Closing. Prior to the Closing Date, each of the following conditions (any one or more of which may be waived in whole or in part by the Shareholders, at Shareholders’ sole discretion) shall be satisfied by Buyer:

     (a) Performance of Agreements. Buyer shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects on the date when made and shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date, provided, however, that any representation or warranty of Buyer specifically qualified by materiality shall have been true and accurate in all respects as of such date.

     (c) Injunction; Litigation; etc. No statute, rule or regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement; nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which: (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iii) seeks damages from the Shareholders as a result of the transactions contemplated by this Agreement.

     (d) Required Consents. All statutory and regulatory consents and approvals which are required under the Laws or regulations of the United States, France and any other Authority shall have been obtained.

     (e) Ancillary Documents. Buyer shall have delivered, or caused to be delivered, to the Shareholders the documents listed in Section 2.10(b).

     (f) Escrow Agreement. The Escrow Agent and Buyer shall have executed and delivered the Escrow Agreement to the Shareholders.

     6.3 Intentionally Omitted.

ARTICLE VII

CERTAIN ADDITIONAL COVENANTS

     7.1 Costs, Expenses and Taxes. Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company and the Shareholders incurred in connection herewith and the transactions contemplated hereby shall be paid by the Shareholders if the Closing occurs and by the Company if the Closing does not occur.

     7.2 Indemnification. Each of the Shareholders, jointly and severally, and Buyer hereby agrees as follows:

     (a) Indemnification Obligations.

          (i) Each of the Shareholders hereby, jointly and severally, agrees to indemnify, defend and hold Buyer, the Company and their respective officers, directors and other Affiliates harmless from and against and to reimburse such Persons with respect to any and all Damages arising out of or relating to one or more of the following:

               (A) any misrepresentation or breach of a representation or warranty of the Company or any Shareholder contained in this Agreement or the Shareholder Ancillary Documents or in any exhibit or schedule hereto, or in any other statement, certificate or document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby (for purposes of this Section 7.2(a)(i)(A), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications);

               (B) any breach of any covenant or obligation of the Company required to be performed on or prior to the Closing Date, or of any Shareholder contained in this Agreement or the Shareholder Ancillary Documents, whether requiring performance before or after the Closing Date; and

               (C) any Fraud, willful misconduct or bad faith of the Company or any Shareholder in connection with this Agreement or the Shareholder Ancillary Documents.

          (ii) Buyer hereby agrees to indemnify, defend and hold each Shareholder harmless from and against and to reimburse each Shareholder and its Affiliates with respect to any one or more of the following:

               (A) any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of Buyer contained in this Agreement, in any Buyer Ancillary Document or in any other statement, certificate or document furnished or to be furnished by Buyer to the Shareholders pursuant hereto or in connection with the transactions contemplated hereby;

               (B) any and all Damages arising out of or resulting from any breach of any covenant or obligation of Buyer contained in this Agreement or in any Buyer Ancillary Document, whether requiring performance before or after the Closing Date; and

               (C) any Fraud, willful misconduct or bad faith of Buyer in connection with this Agreement or the Buyer Ancillary Documents.

For purposes of this Agreement, “Damages” means the aggregate amount of all damages, claims, losses, taxes, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, fines, judgments, costs (other than disclosed salary or other compensation payable to any director, officer or employee) and, only in the event of Fraud, expenses (including reasonable attorneys’ fees and all other out-of-pocket expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement. Except for in the event of Fraud, Damages shall be limited to actual damages (as described above) and shall not include punitive damages.

     (b) Indemnification Procedures.

          (i) A party seeking indemnification pursuant to this Section 7.2 (an “Indemnified Party”) on the basis of a claim asserted by a third party shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of such claim, or the commencement of any action, suit or proceeding brought by a third party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party (other than a party or an Affiliate of any party hereto) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that: (a) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy in full and discharge any adverse money judgment or settlement resulting from the Third Party Claim; (b) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party’s business; (c) the Indemnifying Party makes adequate provision to provide reasonable assurances to the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result; (d) such Third Party Claim could not result in criminal liability of, or equitable remedies against, the Indemnified Party; and (e) the Indemnified Party does not reasonably believe that the interests of the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim (the conditions set forth in clauses (a), (b), (c), (d), and (e) are collectively referred to as the “Litigation Conditions”).

          (ii) Within fifteen (15) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to or agreed to in a settlement made pursuant to Section 7.2(b)(iv) with the third party with respect to such Third Party Claim, and to pay the costs (including attorneys’ fees and expenses) incurred by the Indemnified Party defending such Third Party Claim. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party. If the Indemnified Party is defending the Third Party Claim for any reason pursuant to this Section 7.2(b), Indemnifying Party shall still be obligated with respect to the costs and expenses of any such expense.

          (iii) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim, which the other is defending as provided in this Agreement.

          (iv) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement, which commits the Indemnified Party to take, or to forbear to take, any action, or which does not provide for a complete release by such third party of the Indemnified Party or which contains any admission or statement suggesting any wrongdoing on behalf of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief and shall have the right to settle any Third Party Claim involving monetary damages without the written consent of the Indemnifying Party if the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section 7.2(b).

          (v) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (vi) In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.2(b)(vi), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.2(b)(vii). In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 7.2 or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 7.2, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

          (vii) No action or claim for Damages under Section 7.2(a)(i)(A) or 7.2(a)(ii)(A) arising out of or resulting from a breach of representations and warranties contained herein shall be brought or made after the expiration of the twelve (12) month anniversary of the Closing Date; provided, however, that the foregoing time limitations shall not apply to: (1) any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.19, 3.27, 3.33, 3.34, 3.35, 3.36, 3.37, 4.1, 4.2, 4.3 or 4.4, each of which shall survive indefinitely (collectively along with the representations and warranties in Section 3.9, 3.15 or 3.25 the “Surviving Representations”); (2) any of the representations and warranties contained in Sections 3.9, 3.15 or 3.25, each of which shall survive until sixty (60) days following the expiration of any statute of limitations, if any, relating to the rights of any third party to bring any claim with respect to such matter; or (3) any such claims which have been the subject of a good faith written notice from Buyer to the Shareholders or from the Shareholders to Buyer, as the case may be, prior to such period, which notice specifies in reasonable detail the nature and basis for such claim (which shall survive until the final resolution of such claims).

          (viii) Notwithstanding anything to the contrary in this Section 7.2, no limitation or condition of liability provided in Sections 7.2 shall apply in the event of the breach by a Shareholder of (A) any of the representations and warranties contained in Sections 3.33, 3.34, 3.35, 3.36 or 3.37 hereof, or (B) any of the other representations and warranties contained herein if such representation or warranty was made fraudulently by a Shareholder, including, in any such event, the limitations set forth in Section 7.2(b)(vii) or Section 7.2(c) hereof.

     (c) Limitation of Liability. The Shareholders shall not be liable to Buyer under Section 7.2(a)(i)(A) for any Damages until the amount due under such Section exceeds €5,000;

except Damages arising out of a breach of any of the Surviving Representations shall not be subject to such limit. In no event shall Buyer bring an individual indemnification claim under Section 7.2(a)(i)(A) for Damages less than €5,000, except Damages arising out of a breach of any of the Surviving Representations shall not be subject to such limit. In addition, the Shareholders’ total liability to Buyer for Damages arising under Section 7.2(a)(i)(A), in the aggregate, shall not exceed €225,000, except that Damages arising out of a breach of any of the Surviving Representations shall be limited to the effectively paid Purchase Price. Buyer’s exclusive remedy for any misrepresentation or breach of representation or warranty by the Shareholders, except in the case of bad faith, Fraud or willful misconduct, shall be proceeding with a claim under this Section 7.2 with respect thereto. Any indemnification obligation of the Shareholders pursuant to this Section 7.2 shall be joint or several, and shall be satisfied first from the Escrow Amount and, if the Escrow Amount is insufficient or has been fully distributed, by the Shareholders on a joint and several basis.

     7.3 Access to Information. The Shareholders and Buyer shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating to the Company (whether in the possession of any Shareholder or Buyer) (including copies thereof) as is reasonably necessary for the (a) preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a party to this Agreement) by or against the Shareholders or Buyer, (b) preparation and filing of any Tax Return or election relating to the Company and any audit by any taxing authority of any returns of Buyer or the Shareholders relating thereto, (c) preparation and filing of any other documents required by governmental or regulatory bodies, and (d) transfer of data to Buyer relating to the Company. The party requesting such information and assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 7.4 shall be during normal business hours and upon not less than two (2) Business Days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     7.4 Record Retention.

     (a) Buyer covenants and agrees to retain the books and records of the Company obtained in this transaction for a period of five (5) years following the Closing Date; provided, that the retention of Tax books and records shall be governed by Section 5.11(b), and books and records relating to matters as to which any applicable statute of limitations has been tolled shall be retained until the expiration of such limitations period (if more than five (5) years following the Closing Date). Books and records to be so retained shall be available for inspection from time to time by the Shareholders upon reasonable advance notice to Buyer during Buyer’s normal business hours. In the event that Buyer shall propose to destroy any of such books or records during the applicable retention period, Buyer will give reasonable advance notice to the Shareholders and an opportunity for the Shareholders to take custody of such books and records at the Shareholders’ expense.

     (b) Each Shareholder covenants and agrees to deliver to the Company on or prior to the Closing Date any books and records of or with respect to the Company that such Shareholder has in its possession. To the extent that any Shareholder discovers any books and records of or with respect to the Company in its possession after the Closing Date, such Shareholder agrees to promptly deliver such books or records to the Company.

     7.5 Non-Competition, Non-Disclosure and Nonsolicitation.

     (a) Confidential and Proprietary Information. Shareholders hereby covenant and agree that they will not, directly or indirectly, disclose or furnish to any person, other than the Company, any proprietary information of, or confidential information concerning, the Company, any Affiliate of the Company or the Business (the “Confidential and Proprietary Information”), except as may be necessary in the ordinary course of performing Shareholders’ duties to the Company hereunder or under the Shareholders Employee/Officer Agreements; provided, however, that this covenant of nondisclosure shall not apply to information (i) which is, or at any time becomes available in the public domain (other than as a result of disclosure by Shareholders or any of their Affiliates) and (ii) which is required to be disclosed by law or court or administrative court; provided, that Shareholders give the Company notice or such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof.

     (b) Documents, Records, etc. All documents, records, data, material, apparatus, equipment, machines, customer lists, and other physical or tangible property of the Company, whether or not constituting or pertaining to Confidential and Proprietary Information, which are related to the operation of the Company, before or after the Closing, will be and remain the sole property of the Company and, except as is necessary or appropriate in the performance of Shareholders’ duties under this Agreement or the Shareholders Employee/Officer Agreements, shall not be removed from the Company’s premises without the prior written consent of the Company. Shareholders will return to the Company all such materials and property as and when requested by the Company. In any event, Shareholders will return all such materials and property (including all copies thereof) immediately upon termination of this Agreement for any reason. Shareholders will not retain any such material or property or any copies thereof after such termination.

     (c) Noncompetition and Nonsolicitation. Until the eighth (8th) anniversary of the Closing (the “Restricted Period”), neither of the Shareholders nor any of their Affiliates shall, directly or indirectly, (i) anywhere within the Territory (as defined below), own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business, individual, partnership, firm, corporation or other entity which is engaged, wholly or partly, in the Business as conducted by the Company on the Closing Date or during the Restricted Period; (ii) hire, engage or attempt to hire or engage (whether on its or his own behalf or on the behalf of any third party) any officer or employee of the Company or any of its direct or indirect subsidiaries or Affiliates, or any former employee of the Company or any of either of their direct or indirect subsidiaries or Affiliates who was employed during the twelve (12)-month period immediately preceding the date of solicitation, or encourage (whether on his own behalf or on the behalf of any third party) any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries or Affiliates; and/or (iii) solicit (whether on his own behalf or on the behalf of any third party) any client or supplier of the Company (regardless of whether they are a client or supplier at or after the Closing Date) or former client or supplier of the Company or any of their respective direct or indirect subsidiaries or Affiliates to provide goods or services in competition with the Company or any of its direct or indirect subsidiaries or Affiliates, encourage (whether on his own behalf or on the behalf of any third party) any customer or supplier to terminate its relationship with the Company or any of its direct or indirect subsidiaries or Affiliates, or divert to any person or entity any client or business opportunity of the Company or any of its direct or indirect subsidiaries or Affiliates. For the purposes hereof, “Territory” means the World. Shareholders hereby agree that this Section 7.5 is entered into in consideration of the Purchase Price, is necessary for the protection of the Business of the Company and its direct or indirect subsidiaries and Affiliates, including their goodwill, and is reasonable in geographic scope and duration in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. Shareholders further agrees and consents that the Company shall be entitled to (i) an injunction or any appropriate decree of specific performance for any actual or threatened violation or breach of this Section 7.5 by Shareholders or their Affiliates (ii) such other relief as may be just and proper, including the right to recover all losses or damages suffered by the Company and/or its direct or indirect subsidiaries and Affiliates resulting from any such breach or threatened breach. The sole exceptions to this Section 7.5 shall be that (1) Shareholders may make passive investments in a competitive enterprise, the shares of which are publicly traded, if such investments in the aggregate constitutes less than one percent (1%) of the outstanding capital stock or other interests in the equity of any such enterprise and (2) the Shareholders may continue to own and hold their current interest in SEMCO Engineering, which has been owned for more than 20 years and is described on Schedule 7.5(c), but may not increase such interest.

     (d) The Parties agree that this Section 7.5 is a material part of the consideration by the Shareholders in inducing the Buyers to enter this Agreement. Should a court or abitrator find any part of this Section 7.5 to be overly broad in duration or geographical scope, the Parties agree that this Section 7.5 shall be only as broad in duration or geographical scope as allowed by law and that such court or arbitrator shall interpret this Section 7.5 as being re-written to be as broad as allowed by law.

ARTICLE VIII

MISCELLANEOUS

     8.1 Survival. Subject to the provisions of Section 7.2, all representations, warranties, covenants and agreements of Buyer, the Shareholders and the Company contained in this Agreement or any exhibit or schedule hereto or any certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made or information or knowledge obtained by or on behalf of either Buyer or any Shareholder, as applicable, at any time.

     8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given if delivered to the party personally, at the time of delivery, if sent to the party by overnight courier, which shall be deemed delivered at the close of business on the date of receipt of confirmation of delivery, or if by telecopy, upon receipt of confirmation of “good” transmission, or if by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

     If to Buyer (or to the Company following the Closing Date):

TEMPRESS HOLDINGS BV
Brugstraat 2, 8181 VH Heerde
P.O. Box 212, 8180 AE Heerde
The Netherlands
Fax: 31 578 693693
Telephone: 31 578 699200
Attention: Bradley C. Anderson

with a copy to:

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Fax: (602) 253-8129
Telephone: (602) 528-4046
Attention: Christopher D. Johnson, Esq.

     If to a Shareholder (or to the Company prior to the Closing Date):

796 chemin de Nouau 34730 Prades-le-Lez
Telephone: 33 1 4 67 59 51 68

with a copy to:

R2D INGENIERIE,
located at 8 rue Georges Besse 34830 Clapiers
Fax: 33 1 4 67 59 48 06
Telephone: 33 1 4 67 59 48 08
Attention: Zineb Di Cesare

     8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign its rights hereunder (a) to any Affiliate of Buyer, but no such assignment shall relieve Buyer of any of its obligations hereunder, (b) as collateral security to any Person providing financing to Buyer to consummate the transactions contemplated hereunder or (c) as collateral security to any Person providing financing to Buyer or any Affiliate of Buyer in the event Buyer or any Affiliate of Buyer re-finances any debt obligations. Soon after the Closing, Buyer will sell, assign and transfer all of its rights to the Company Stock acquired pursuant to this Agreement, to a French SNC, which is currently in the process of being established.

     8.4 Settlement Dispute Process; Governing Law; Venue.

     (a) Except for as provided in Sections 2.8 and 7.5, if any dispute arises out of, or relating to this Agreement, between the Shareholders and Buyer, the following procedure shall be implemented before either party pursues other available remedies, except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed.

     (b) The Shareholders and Buyer shall promptly and in any event within 30 days hold a meeting in Amsterdam, the Netherlands, or such other place as the parties may agree, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party should otherwise be entitled hereunder.

     (c) If, within fifteen (15) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to not more than five (5) days of mediation in Amsterdam, the Netherlands, or such other place as the parties may agree, in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce (the “ICC”) and to bear equally the cost of mediation.

     (d) The Shareholders and Buyer will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the ICC if they have been unable to agree upon such appointment within five (5) days from the conclusion of the negotiation period.

     (e) The Shareholders and Buyer agree to participate in good faith in the mediation and negotiations related thereto for a period of fifteen (15) days. If the parties are not successful in resolving the dispute through the mediation, then the parties may agree to submit the matter to binding arbitration. The parties further agree any legal proceedings arising out of the transactions contemplated by this Agreement shall be brought in the International Chamber of Commerce’s International Court of Arbitration located in Paris, France and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

     (f) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States without regard to the conflict of laws principles thereof.

     8.5 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and any agreements entered into contemporaneously herewith, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any benefit, right or remedy. The Shareholders understand and agree that their agreement to use their best efforts to fulfill the performance objectives contained in the Escrow Agreement is a significant portion of the inducement and consideration for Buyer to enter into this Agreement;

     8.6 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     8.7 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may: (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations and warranties by any other party; (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by any other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     8.8 Counterparts. This Agreement may be executed in two or more counterparts, whether by facsimile or otherwise, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     8.9 Enforcement. The Company and the Shareholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company or by any Shareholder. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

     8.10 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     8.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

     8.12 Currency. Unless expressly set forth to the contrary, all references to currency contained in this Agreement are to the Euro.

     8.13 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

     8.14 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

TEMPRESS HOLDINGS B.V.,
a limited liability company formed under the laws of the Netherlands

By:	/s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Chief Financial Officer

SELLER:

R2D INGENIERIE SAS,
a Montpellier, France simplified joint stock company

By:	/s/ Zineb Di Cesare
Name: Zineb Di Cesare
Title: President

SHAREHOLDERS:

/s/ Robert Di Cesare
Robert Di Cesare

/s/ Zineb Di Cesare
Zineb Di Cesare

[Signature Page]